EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron
Chief Financial Officer
818-591-9800

UNICO AMERICAN CORPORATION REPORTS
THIRD QUARTER 2010 FINANCIAL RESULTS

Woodland Hills, CA, November 10, 2010 – Unico American Corporation.  (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2010. For the three months ended September 30, 2010, revenues were $9.1 million and net income was $0.6 million ($0.12 diluted income per share) compared with revenues of $10.3 million and net income of $0.6 million ($0.11 diluted income per share) for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, revenues were $28.4 million and net income of $1.6 million ($0.29 diluted income per share) compared with revenues of $31.5 million and net income of $2.3 million ($0.42 diluted income per share) for the nine months ended September 30, 2009.

As of September 30, 2010, the Company had cash and investments (at amortized cost) of $133.4 million.  $119.2 million, or 89% of these investments were fixed maturity investments, and 74% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $74.9 million as of September 30, 2010, or $14.09 per common share including unrealized after-tax investment gains of $2.7 million, compared to stockholders’ equity of $73.3 million as of December 31, 2009, or $13.82 per common share including unrealized after-tax investment gains of $2.7 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30	December 31
	2010	2009
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30,
2010 $119,152; December 31, 2009 $128,441)	$123,269	$132,595
Short-term investments, at cost	13,951	9,158
Total Investments	137,220	141,753
Cash	301	119
Accrued investment income	670	764
Premiums and notes receivable, net	4,191	4,365
Reinsurance recoverable:
Paid losses and loss adjustment expenses	69	453
Unpaid losses and loss adjustment expenses	13,537	16,176
Deferred policy acquisition costs	4,530	4,956
Property and equipment (net of accumulated depreciation)	1,319	221
Deferred income taxes	861	633
Other assets	509	669
Total Assets	$163,207	$170,109

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$64,150	$71,585
Unearned premiums	16,805	18,812
Advance premium and premium deposits	1,148	1,034
Accrued expenses and other liabilities	6,208	5,363
Total Liabilities	$88,311	$96,794

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,317,054 at September 30, 2010, and 5,306,204 at
December 31, 2009	$3,471	$3,437
Accumulated other comprehensive income	2,718	2,742
Retained earnings	68,707	67,136
Total Stockholders’ Equity	$74,896	$73,315

Total Liabilities and Stockholders' Equity	$163,207	$170,109

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
REVENUES
Insurance Company Revenues
Premium earned	$8,784	$10,089	$27,136	$30,185
Premium ceded	1,837	2,337	5,658	6,950
Net premium earned	6,947	7,752	21,478	23,235
Investment income	839	1,012	2,685	3,379
Other income	150	175	505	575
Total Insurance Company Revenues	7,936	8,939	24,668	27,189

Other Revenues from Insurance Operations
Gross commissions and fees	1,078	1,278	3,456	4,072
Investment income	1	-	3	1
Finance charges and fees	70	86	237	279
Other income	4	1	10	5
Total Revenues	9,089	10,304	28,374	31,546

EXPENSES
Losses and loss adjustment expenses	4,501	4,931	14,384	14,353
Policy acquisition costs	1,806	1,846	5,536	5,771
Salaries and employee benefits	1,112	1,305	3,281	4,016
Commissions to agents/brokers	154	252	517	860
Other operating expenses	829	1,071	2,570	3,103
Total Expenses	8,402	9,405	26,288	28,103

Income Before Taxes	687	899	2,086	3,443
Income tax provision	63	281	515	1,112
Net Income	$624	$618	$1,571	$2,331

PER SHARE DATA:
Basic
Earnings Per Share	$0.12	$0.11	$0.30	$0.42
Weighted Average Shares	5,317	5,500	5,311	5,545
Diluted
Earnings Per Share	$0.12	$0.11	$0.29	$0.42
Weighted Average Shares	5,353	5,542	5,351	5,585

UNICO AMERICAN CORPORATION
 AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
($ in thousands)

	For the Nine Months Ended
	September 30
	2010	2009
Cash Flows from Operating Activities:
Net Income	$1,571	$2,331
Adjustments to reconcile net income to net cash from operations
Depreciation	96	147
Bond amortization, net	75	212
Changes in assets and liabilities
Premium, notes and investment income receivable	268	376
Reinsurance recoverable	3,023	2,305
Deferred policy acquisitions costs	426	107
Other assets	15	106
Unpaid losses and loss adjustment expenses	(7,435)	(5,167)
Unearned premium	(2,006)	(310)
Advance premium and premium deposits	114	70
Accrued expenses and other liabilities	(272)	(457)
Income taxes current/deferred	(70)	(1,198)
Net Cash Used by Operating Activities	(4,195)	(1,478)

Investing Activities
Purchase of fixed maturity investments	(24,586)	(22,652)
Proceeds from maturity of fixed maturity investments	33,799	42,700
Net (increase) in short-term investments	(4,793)	(16,169)
(Additions) to property and equipment	(76)	(56)
Net Cash Provided by Investing Activities	4,344	3,823

Financing Activities
Dividends paid to shareholders	-	(1,002)
Proceeds from issuance of common stock	34	-
Repurchase of common stock	-	(1,303)
Net Cash Provided (Used) by Financing Activities	34	(2,305)

Net Increase in Cash	183	40
Cash at beginning of period	118	28
Cash at End of Period	$301	$68

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$584	$2,309

Supplemental Schedule of Non-Cash Investing Activities
Acquisition of fixed assets	$1,118	-